Exhibit 10.5.2

SIXTEENTH AMENDMENT TO LEASE

THIS SIXTEENTH AMENDMENT TO LEASE is made as of this 7th day of December, 2006, by and between Wells REIT-Two Pierce Place, LLC, a Delaware limited liability company (“Landlord”) and Arthur J. Gallagher & Co., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord’s predecessor in interest and Tenant entered into a written lease dated July 26, 1989 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of May 20, 1991, that certain Second Amendment to Lease dated as of November 13, 1991, that certain Third Amendment to Lease dated as of July 14, 1992, that certain Fourth Amendment to Lease dated as of August 10, 1992, that certain Fifth Amendment to Lease dated as of August 31, 1992, that certain Sixth Amendment to Lease dated as of October 5, 1994, that certain Seventh Amendment to Lease dated as of February 10, 1999, that certain Eighth Amendment to Lease dated as of July 16, 2001, that certain Ninth Amendment to Lease dated as of November 13, 2002, that certain Tenth Amendment to Lease dated as of April 5, 2004, that certain Eleventh Amendment to Lease dated as of February 10, 2005 (the “Eleventh Amendment”), that certain Twelfth Amendment dated as of February 10, 2005 (the “Twelfth Amendment”), that certain Thirteenth Amendment dated as of February 10, 2005, that certain Fourteenth Amendment dated as of October 31, 2005, and that certain Fifteenth Amendment dated as of October 31, 2005 (collectively, the “Amended Lease”) for approximately 306,259 rentable square feet (the “Current Premises”), as of January 1, 2007, and 631 square feet of storage space (the “Storage Space”), at Two Pierce Place, Itasca, Illinois; and

WHEREAS, Landlord and Tenant have agreed to extend the term, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter contained, Landlord and Tenant hereby agree as follows:

1. Lease Term. The Term of the Amended Lease shall be extended from the current expiration date of February 28, 2011 until February 28, 2018 (the “Second Extension Term”).

2. Base Rent. Tenant shall pay as Monthly Base Rent for the Current Premises for the Second Extension Term the following amounts:

Period	Monthly Base Rent
3/1/11-2/29/12	$421,106.12
3/1/12-2/28/13	$431,633.77
3/1/13-2/28/14	$442,424.61
3/1/14-2/28/15	$453,485.22
3/1/15-2/29/16	$464,822.35
3/1/16-2/28/17	$476,442.90
3/1/17-2/28/18	$488,353.97

3. Storage Space Rental. Tenant shall pay as Monthly Storage Space Rental for the Storage Space for the Second Extension Term the following amounts:

Period	Monthly Base Rent
3/1/11-2/29/12	$609.58
3/1/12-2/28/13	$627.87
3/1/13-2/28/14	$646.71
3/1/14-2/28/15	$666.11
3/1/15-2/29/16	$686.09
3/1/16-2/28/17	$706.67
3/1/17-2/28/18	$727.87

4. Improvements. Landlord shall have no obligation to alter or improve the Current Premises or Storage Space during the Second Extension Term and Tenant agrees to accept the Current Premises and Storage Space on the commencement date of the Second Extension Term in their then “AS IS” condition.

5. Prevailing Market Rate. The first sentence of Paragraph 38(B) of the Original Lease is hereby deleted and replaced with the following:

“The determination of Prevailing Market Rate, regardless of whether made by agreement between Landlord and Tenant or by the Appraisal Process, shall be based on lease terms and rental rates in Class “A” buildings of at least five (5) stories within a twenty (20) mile radius of the Building, which are comparable in services, amenities, quality and build out as those in the Building and Leased Premises, and shall take into account (1) the definition of rentable area or net rentable area, as the case may be, with respect to which the Prevailing Market Rate is computed, so that comparable useable area is being compared; (2) rental concessions then customarily being given or offered (such as, but not limited to, abatements, cost contributions, lease assumptions or take-overs, payment of moving or other expenses and construction allowances or leasehold improvements; (3) applicable distinctions between “gross” leases and “net” leases; (4) base year or base amounts used in calculating any pass-through of costs and expenses to tenants; and (5) customary brokerage commissions.”

6. Renewal Option. The first sentence of Paragraph 41 of the Original Lease (Renewal Options) is hereby deleted and replaced with the following:

“Provided that there does not then exist an Event of Default hereunder with respect to (i) a breach of any material non-monetary obligation of Tenant hereunder, (ii) a breach of any monetary obligation of Tenant hereunder in excess of Twenty-Five Thousand Dollars ($25,000.00) or (iii) a breach of Tenant’s obligation to pay any Base Rent due hereunder, then Tenant shall have the right and option to renew this Lease (the “Third Renewal Option”) by extending the Term for five (5) years commencing March 1, 2018, by providing Landlord with written notice thereof not later than September 1, 2016 (an “Intent to Renew Notice”).”

7. Building Identity. Paragraph 47 of the Original Lease (Building Identity) is hereby amended by adding the following at the end thereof:

“So long as this Lease remains in effect and Tenant and its Related Entities lease more square feet of rentable space in the Building than any other tenant thereof, Tenant will be permitted, at no additional rental charge, to erect signage in a location on the exterior of the Building selected by Tenant in its sole discretion, subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, reflecting Tenant’s name, logo or a combination of both, at Tenant’s sole discretion. Such signage must be approved by all local governmental authorities having jurisdiction over such signage and must meet all then existing contractual requirements and/or agreements of which Tenant has notice and which relate to signage on the exterior of the Building. At such time as Tenant and its Related Entities no longer lease more square feet of rentable space in the Building than any other tenant thereof, Tenant shall remove such signage. The erecting, maintaining and removing of such signage shall be performed at Tenant’s sole cost and expense.”

8. Parking. Paragraph 55 of the Original Lease is hereby deleted and replaced with the following:

“A. Landlord at all times will provide sufficient parking in the Parking Structure so as to comply with all zoning and other requirements applicable to the Building. Commencing with the execution of the Sixteenth Amendment to this Lease by the parties, Landlord will provide Tenant with a total of sixteen (16) enclosed heated parking spaces (including fourteen (14) enclosed heated parking spaces previously provided to Tenant as of the date of such execution) at no charge to Tenant for the remaining Term of this Lease (including all renewal periods). The number of enclosed heated parking spaces will increase by one (1) space for every additional whole floor of additional space in the Building leased by Tenant throughout the remainder of the Term of this Lease (such increase to be effective at the time of occupancy of said additional space). Any such additional enclosed heated parking spaces will be at no charge to Tenant for the remaining Term of this Lease, including all renewal periods. Initial pass-cards, if necessary, shall be provided by Landlord at no cost to Tenant. Replacement pass-cards will be available for purchase from Landlord at an amount equal to Landlord’s actual cost. The Parking Structure is intended for the sole use of the Building’s tenants, their agents, employees, customers and invitees.”

B. As of the date of the Sixteenth Amendment to this Lease, Tenant is using sixty-six (66) reserved parking spaces in the Parking Structure (in addition to the enclosed heated parking spaces described in A. above). Of such sixty–six (66) reserved parking spaces in the Parking Structure, thirty (30) will be at no charge to Tenant through the remaining Term of this Lease, including all renewal periods. The charge for the remaining thirty-six (36) spaces shall be $360 per parking space per year during each of calendar years 2007, 2008 and 2009, payable in equal monthly installments of $30/each; provided, however, that to the extent that at any time during such three-year period, Landlord leases any reserved parking spaces in the Parking Structure to employees of Tenant or any Related Entity that do not lease reserved parking spaces as of the date of the Sixteenth Amendment to this Lease, for so long as such employees continue to lease such reserved parking spaces, such monthly charge shall be reduced by $30 for each parking space so leased by Landlord. Commencing on January 1, 2010 and thereafter through the remaining Term of this Lease, including all renewal periods, (i) there will be no charge for thirty (30) of the thirty-six (36) reserved parking spaces described in the preceding sentence, and (ii) Tenant shall have the right to use sixty (60) reserved parking spaces, all at no charge. To the extent that (i) at any time and from time to time during the period commencing on the date of the Sixteenth Amendment to this Lease and ending on December 31, 2009, Tenant desires to lease any reserved parking spaces in the Parking Structure in excess of the sixty (60) reserved parking spaces described herein, or (ii) at any time and from time to time commencing on or after January 1, 2010, Tenant desires to lease any reserved parking spaces in the Parking Structure in excess of the free sixty (60) reserved parking spaces described herein, in either such case, Tenant shall pay to Landlord the then prevailing market rate for comparable spaces. Landlord shall place signs in the Parking Structure designating such reserved parking spaces as being so reserved for Tenant, but Landlord shall have no responsibility or liability to Tenant by reason of the unauthorized use thereof by any third party. Landlord shall, however, make reasonable efforts to preserve Tenant’s exclusive rights to such spaces and to prevent the repeated unauthorized use thereof.”

9. Specific Operating Expenses. The following is hereby added at the end of paragraph 2(A). of Exhibit C to the Lease:

“Tenant hereby agrees that Operating Costs may include expenses and costs incurred by Landlord in connection with the Parking Garage Repairs and the Window Gasket Repairs (as such terms are hereinafter defined) provided that (i) the maximum amount of Operating Costs attributable to the Parking Garage Repairs and Window Gasket Repairs shall not exceed $938,000, less the cost of any such Parking Garage Repairs which are performed prior to December 31, 2006, provided that Landlord determines that such Parking Garage Repairs were performed in a good and workmanlike manner reasonably acceptable to Landlord, and (ii) Tenant’s Proportionate Share of the Operating Costs attributable to the Parking Garage Repairs and the Window Gasket Repairs will be payable in installments over a period of not less than twenty-four (24) months, provided that in any calendar year, Tenant’s Proportionate Share of Operating Costs attributable to Parking Garage Repairs and Window Gasket

Repairs will not exceed $.96 per square foot of space comprising the Leased Premises and will be clearly delineated in each estimate of Operating Costs and each statement of actual Operating Costs delivered to Tenant. For purposes hereof, the “Parking Garage Repairs” shall refer to the items listed on Schedule 1 attached to the Sixteenth Amendment to this Lease. For purposes hereof, the term “Window Gasket Repairs” shall mean the cutting and wet glazing of all the window gaskets at all elevations of the Building which work is commenced during the five (5) year period following the date of the Sixteenth Amendment to this Lease. Landlord agrees that commencing not later than April 15, 2007, the property management fees comprising Operating Costs shall not exceed the sum of three percent (3%) of the total base rents and additional rents for taxes and operating expenses (but excluding rents or other amounts paid for parking spaces or storage spaces) collected by such property manager from tenants in the Building, plus (i) the actual salaries and related employment benefits paid to employees of the property management company who perform management, maintenance and other similar functions related solely to the Building, and (ii) the allocable share of the actual salaries and related employment benefits paid to employees of the property management company who perform management, maintenance and other similar functions related to the Building and other properties owned by Landlord or its affiliates, provided said allocable share shall be calculated in a commercially reasonable manner by Landlord taking into account the actual relative amount of work and services performed by such employees for the benefit of the Building and for the benefit of such other properties. Tenant shall have the right to audit Landlord’s allocation methodology for employees described in clause (ii) of the preceding sentence as part of any examination it makes of Landlord’s books and records performed pursuant to Paragraph 66 of this Lease and an additional two (2) times per calendar year.”

10. Gallagher Cafeteria. A new Paragraph 75 will be added to the Lease as follows:

“At any time after the execution of the Sixteenth Amendment to this Lease, Tenant will have the right to build out all or a portion of the first, second or thirteenth floors of the Building, at its sole discretion, provided that Tenant then leases said floor or portion thereof and for so long as Tenant continues to lease said floor or portion thereof, Tenant shall have the right to designate and use such floors or portions thereof as a cafeteria (the “Gallagher Cafeteria”). Landlord shall have the right to approve the plans and specification for the Gallagher Cafeteria, provided that such approval shall be limited to confirmation that such plans and specifications do not have an adverse effect on the structural integrity of the Building, are not in violation of any laws or ordinances applicable to the Building and would not result in a cafeteria that would be inconsistent with the overall quality of the Building. Landlord shall provide Tenant with its approval or disapproval of any proposed plans and specifications for the Gallagher Cafeteria, subject to the limitations contained in the preceding sentence, within ten (10) business days after receipt thereof, and in the event that Landlord fails to disapprove any such proposed plans and specifications within such ten (10) business day period, it shall be deemed to have approved the plans and specifications. The Gallagher Cafeteria will be operated by Tenant for the use of Tenant’s employees, agents, patrons, customers and invitees on a subsidized or non-subsidized basis, as Tenant so elects from time to time, and used solely for the preparation of and meal consumption as well as non-alcoholic beverages, provided that the Gallagher Cafeteria will be available for use during its regular hours of operation by other tenants of the Building at non-subsidized prices. Pursuant to this Paragraph 75, the Gallagher Cafeteria will be permitted by the Landlord and not be in violation of any use clause under this Lease nor any of Landlord’s Rules and Regulations as contained in Exhibit E of this Lease. Notwithstanding the foregoing, Tenant shall have the right to close the Gallagher Cafeteria to other tenants of the Building so that it may be used for private functions not more than twenty (20) days (any one or more of which may be consecutive) in any calendar year, provided that Tenant posts a written notice in the vicinity of the Gallagher Cafeteria at least seven (7) days’ prior to any day that the Gallagher Cafeteria will be closed to other tenants of the Building stating the date of such closure. Landlord represents and warrants to the Tenant that the addition of the Gallagher Cafeteria to the Building will not violate any other current or future tenant’s lease rights. The parties will cooperate with one another in good faith in the efforts to build and operate the Gallagher Cafeteria. The parties agree that they will modify or add any applicable insurance coverages, as necessary, to open and operate the Gallagher Cafeteria in the Building, provided that any excess cost incurred by Landlord to make appropriate modifications to its insurance shall be reimbursed thereto by Tenant.”

11. Gallagher Fitness Facility. A new Paragraph 76 will be added to the Lease as follows:

“At any time after the execution of the Sixteenth Amendment to this Lease, Tenant will have the right to build out all or a portion of any floor of the Building that it then leases, at its sole discretion, and so long as Tenant continues to lease such floor or portion thereof, Tenant shall have the right to designate and use such floor or portion thereof as a workout/fitness facility (the “Gallagher Fitness Facility”). Landlord shall have the right to approve the plans and specification for the Gallagher Fitness Facility, provided that such approval shall be limited to confirmation that such plans and specifications do not have an adverse effect on the structural integrity of the Building are not in violation of any laws or ordinances applicable to the Building. Landlord shall provide Tenant with its approval or disapproval of any proposed plans and specifications for the Gallagher Fitness Facility, subject to the limitations contained in the preceding sentence, within ten (10) business days after receipt thereof, and in the event that Landlord fails to disapprove any such proposed plans and specifications within such ten (10) business day period, it shall be deemed to have approved the plans and specifications. The Gallagher Fitness Facility will be operated by Tenant solely for the use of Tenant’s employees, agents, patrons, customers and invitees. Pursuant to this Paragraph 76, the Gallagher Fitness Facility will be permitted by the Landlord and not be in violation of any use clause under this Lease nor any of Landlord’s Rules and Regulations as contained in Exhibit E of this Lease. Landlord represents and warrants to the Tenant that the addition of the Gallagher Fitness Facility to the Building will not violate any other current or future tenant’s lease rights. The parties will cooperate with one another in good faith in the efforts to build and operate the Gallagher Fitness Facility. The parties agree that they will modify or add any applicable insurance coverages, as necessary, to open and operate the Gallagher Fitness Facility in the Building, provided that any excess cost incurred by Landlord to make appropriate modifications to its insurance shall be reimbursed thereto by Tenant.”

12. Paragraph 2 of the Eleventh Amendment is amended by deleting the description of Periods and Monthly Base Rent contained therein and substituting the following in lieu thereof:

“Period	Monthly Base Rent
3/1/06-2/28/07	$240,725.00
3/1/07-2/29/08	$245,539.50
3/1/08-2/28/09	$250,450.29
3/1/09-2/28/10	$255,459.30
3/1/10-2/28/11	$260,568.48.”

13. Right of First Offer. Paragraph 5 of the Twelfth Amendment is hereby deleted and replaced with the following:

“Tenant shall have the right of first offer on any space which becomes available for lease in the Building, from time to time, on or after the execution date of the Sixteenth Amendment to this Lease (“Additional Space”), subject to any existing superior options of existing tenants in the Building. Landlord will deliver a written notice (a “Right of First Offer Notice”) to Tenant containing the terms for the Additional Space within ten (10) business days of Landlord’s knowledge that any space is available for lease in the Building. Tenant thereafter shall have a period of ten (10) business days in which to notify Landlord in writing of Tenant’s desire to lease the Additional Space (an “Exercise Notice”). If Landlord does not receive an Exercise Notice within ten (10) business days after Landlord’s delivery to Tenant of a Right of First Offer Notice, then Landlord shall be free to lease the Additional Space. The rent for the Additional Space will be the Prevailing Market Rate determined at the time Landlord’s Right of First Offer Notice is delivered to Tenant. Landlord and Tenant agree to negotiate in good faith to determine the remainder of the terms under which the Additional Space will be leased, including, but not limited to, the amount of tenant improvement allowance, any abatements or concessions and the expiration date for the Additional Space. The Additional Space shall automatically be included in the Premises effective as of the Additional Commencement Date (as hereinafter defined) and all of the covenants, conditions and provisions of the Amended Lease shall thereupon be applicable to the Additional Space, except that (x) Tenant’s proportionate share shall increase accordingly, and (z) the renewal option set forth in Paragraph 41 of the Original Lease shall apply to the Additional Space. As used herein, the term “Additional Commencement Date” shall mean the date set forth in a Right of First Offer Notice as the date that space in the Building will be available for lease, which date may not be less than sixty (60) days after the date of the Right of First Offer Notice.

14. Waiver of Certain Payments. Tenant acknowledges that it has waived the payment of the installments of the construction allowance described in Paragraph 5 of the Twelfth Amendment (prior to such Paragraph 5 being deleted as provided herein) that are due on March 1, 2009 and March 1, 2010.

15. Superseded Provision. Paragraph 6 of the Twelfth Amendment (Expansion Space Renewal Rent Rate) is hereby deleted and shall have no further force or effect.

16. Broker’s Commission. Tenant represents that Tenant has not directly dealt with any broker in connection with this Sixteenth Amendment and agrees to indemnify and hold Landlord and the managing agent and leasing agent harmless from all losses, damages, claims, liens, liabilities, costs and expense (including without limitation reasonable attorney’s fees) arising from any claims or demands of any broker or brokers or finders for any commission or other compensation alleged to be due such broker or brokers or finders in connection with its participating on behalf of Tenant in the negotiation of this Sixteenth Amendment or in exhibiting the Current Premises or Storage Space.

17. Terms of Amended Lease. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Amended Lease.

18. Incorporation of Amended Lease. Except as otherwise amended hereby, the terms and covenants of the Amended Lease remain in full force and effect in accordance with their terms.

19. Counterparts. This Sixteenth Amendment may be executed in counterparts and all said counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Sixteenth Amendment as of the day and year first above written.

LANDLORD:

WELLS REIT – TWO PIERCE PLACE, LLC, a Delaware limited liability company

By:	Wells Operating Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

	By:	/s/ Randy Fretz
	Name:	Randy Fretz
	Title:	Senior Vice President

[signatures continued on next page]

TENANT:

Arthur J. Gallagher & Co., a Delaware corporation

By:	/s/ Jack H. Lazzaro
Its:	Vice President & Treasurer

SCHEDULE 1

IMMEDIATE REPAIR AND DEFERRED MAINTENANCE EXPENDITURES

PARKING GARAGE

Property: Gallagher Centre

Two Pierce Place

Itasca, IL (Chicago)

ITEM NO.	BUILDING COMPONENT	QUANTITY	UNITS	UNIT COST	IMMEDIATE COST	HP	COMMENTS
1	Perform detailed/comprehensive evaluation of parking structure	1	LS		$15,000	$—
2	Replace deteriorated concrete haunches on columns and wall panels	40	Each	$1,000	$40,000	$40,000
3	Repair deteriorated concrete on columns at barrier cables and repair barrier cables	20	Each	$350	$7,000	$7,000
4	Replace deteriorated concrete haunches on columns and wall panels	15	Each	$1,000	$15,000	$—	Duplicate of Item #2
5	Replace deteriorated concrete on the topside of the Double Tee slabs and slab-on-grade	40	SF	$50	$2,000	$2,000
6	Rout and seal cracks in slab-on-grade	5,000	LF	$5	$25,000	$—	Short service life for this repair
7	Install Waterproofing along the south and north side of Levels P2 and P3	20,000	SF	$2	$40,000	$40,000
8	Install Waterproofing on the entire roof level (Level P4)	100,000	SF	$2	$200,000	$50,000	Penetrating sealer (silane)
9	Recondition steel brackets and bolts between exterior ledger beams/panels and columns	336	Each	$50	$16,800	$16,800
10	Recondition lateral connections of the exterior precast panels and slab	800	Each	$50	$40,000	$40,000
11	Recondition Double Tee to Double Tee flange connections	500	Each	$50	$25,000	$25,000
12	Replace deteriorated concrete in the walls of the stairwells	20	SF	$100	$2,000	$2,000
13	Repair structural crack in precast hollow core panel in southeast stairwell	1	LS	LS	$5,000	$5,000
14	Replace deteriorated concrete in northwest stairwell	1	LS	LS	$1,000	$1,000
15	Replace rubber covering of north-south direction expansion joints	360	LF	$20	$7,200	$7,200
16	Replace rubber covering of east-west direction expansion joints	280	LF	$10	$2,800	$2,800
17	Replace joint sealant between Double Tees	25,000	LF	$5	$125,000	$125,000	Target garage perimeter areas
18	Repair bearing of Double Tees to Inverted Tbeams and walls	21	Each	$500	$10,500	$10,500
19	Replace deteriorated concrete at column to exterior precast wall on Level P1	1	LS	LS	$1,000	$1,000
20	Replace deteriorated concrete on the topside of exterior columns	30	SF	$50	$1,500	$1,500
21	Repair deteriorated concrete on exterior precast panels and spandrel beams	1,300	SF	$100	$130,000	$87,000	1,000 sf of deterioration to repair
22	Recondition steel stair in the southeast and northwest stairwells	1	LS	LS	$5,000	$5,000
23	Miscellaneous concrete repairs to curbs at the entrances/exits and slab on Level P1	1	LS	LS	$2,500	$2,500
24	Recondition Double Tee bearing plates	1	LS	LS	$2,500	$2,500

	TOTAL ESTIMATE COST				$721,800	$473,800

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